UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2015

Affirmative Insurance Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50795	75-2770432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4450 Sojourn Drive, Suite 500, Addison, Texas	75001
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (972) 728-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

On June 12, 2015, Affirmative Insurance Holdings, Inc. and certain of its subsidiaries (Company) entered into a Stock and Asset Purchase Agreement (Purchase Agreement) with Confie Seguros Holding II Co. (Confie).  Under the Purchase Agreement, Confie has agreed to purchase from the Company the stock of a subsidiary and assets constituting the managing general agency business of the Company (MGA Business). The parties intend to close the Purchase Agreement transaction on or before June 30, 2015 (Closing). Among other things, the Closing is conditioned upon Confie arranging financing for the transaction under a financing commitment, the Company obtaining necessary consents and/or releases from its senior and subordinated lenders, and the delivery of customary closing items by both parties.

Confie has agreed to pay an aggregate amount of up to $95.0 million as consideration for the acquisition of the MGA Business, as follows:

1.	$60.0 million in cash payable to the Company at Closing;
2.

A deferred amount of $15.0 million secured by a letter of credit, payable quarterly to the Company’s wholly-owned insurance subsidiary if the payment is necessary to maintain a minimum risk-based capital ratio, or, to the extent such funds have not already been contributed to the insurance subsidiary, to the Company on December 31, 2017;

3.

A deferred contingent amount of up to $10.0 million, which shall be payable in two installments of $5.0 million each on December 31, 2017 and December 31, 2018, respectively, depending upon the achievement of certain conditions including a required amount of premium distributed by the MGA Business and underwritten by the Company’s wholly-owned insurance subsidiaries, a minimum commission rate paid to the MGA Business, and the Company’s wholly-owned insurance subsidiary maintaining a minimum risk-based capital ratio in 2017 and 2018; and

4.

As additional consideration for the transaction, upon signing the Purchase Agreement, Confie paid the Company $5.0 million of the remaining $10.0 million in contingent payments outstanding (Retail Contingent Payment) under that certain Stock and Asset Purchase Agreement dated September 16, 2013 (attached as Exhibit 2.1 to the Company’s Form 8-K filed on September 16, 2013, File No. 000-50795) (Retail Purchase Agreement).  The remaining $5.0 million of the Retail Contingent Payment will be paid to the Company at Closing, in full satisfaction of the Retail Contingent Payment obligations under the Retail Purchase Agreement.

In connection with the Closing, affiliates of the Company and Confie will enter into certain managing general agency agreements (MGA Agreements) pursuant to which the acquired MGA Business will continue to produce insurance business for the Company’s insurance subsidiaries. The term of the MGA Agreements is expected to continue through at least December 31, 2019. Among other things, the MGA Agreements set forth the terms and conditions under which the MGA Business will produce insurance business for the Company’s insurance subsidiaries after the Closing and include terms designed to preserve the continuity of operations for both the MGA Business and the Company.

Also at Closing, affiliates of the Company and Confie will enter into a Third Party Claims Administration Agreement (TPA Agreement) pursuant to which the acquired MGA Business will administer claims arising out of or in connection with policies issued by the Company’s insurance subsidiary in the State of California.

The Purchase Agreement may be terminated prior to Closing by either party under certain circumstances; provided, however, that if either party terminates the Purchase Agreement due to the other party’s failure to satisfy any of the conditions to close, the breaching party shall pay the non-breaching party a break-up fee of $5.0 million.

The foregoing description of the Purchase Agreement, the MGA Agreements and the TPA Agreement is a summary of the material terms of those agreements and does not purport to be complete.  Such description is qualified entirely by reference to those agreements, which the Company anticipates will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although the Registrant believes that the expectations reflected in such forward-looking statements are reasonable, the Registrant can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Registrant cannot guarantee the accuracy of the forward-looking statements, and the Registrant's actual results could differ materially from those contained any forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Registrant's filings with the Securities and Exchange Commission. Accordingly, such forward-looking statements are subject to a number of risks and uncertainties and may cause actual results to differ materially from the Registrant’s expressed expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

Date: June 12, 2015	By:	/s/ John P. Killacky
John P. Killacky
Executive Vice President and General Counsel